Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Juniper Pharmaceuticals, Inc.

Boston, Massachusetts

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-206928, 333-169599, 333-75275, 333-125671, 333-132803, 333-140107, and 333-37976) and Forms S-8 (Nos. 333-152008, 333-188647 and 333-205723) of Juniper Pharmaceuticals, Inc. (formerly Columbia Laboratories, Inc.) of our report dated March 10, 2016, except for Notes 2 and 14 as to which the date is November 14, 2016 relating to the consolidated financial statements which appears in this Annual Report on Form 10-K/A. We also consent to the inclusion of our revised report on the effectiveness of internal control over financial reporting, which expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015.

/s/ BDO USA, LLP
Boston, Massachusetts

November 14, 2016